UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 28, 2006

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

333-114041    20-0645710
(Commission File Number)                  (IRS Employer Identification No.)

185 PLATTE CLAY WAY
KEARNEY, MISSOURI                      64060
(Address of Principal Executive Offices)                                                       (Zip Code)

(800) 800-2244
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Doc #:NY7:272831.3

FORWARD-LOOKING INFORMATION

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ materially from those implied by the forward-looking statements in this Current Report:

•	our high degree of leverage and significant debt service obligations;
•	restrictions under the indenture governing the notes and our senior credit facilities;
•	the competitive nature of our industry;
•	changes in interest rates, and general economic, home repair and remodeling and new home construction market conditions;
•	changes in the price and availability of raw materials;
•	changes in our relationships with our significant customers; and
•	our ability to realize expected cost savings and synergies from the acquisition of Alcoa Home Exteriors, Inc.

Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this Current Report are set forth in our 2005 Annual Report on Form 10-K. We undertake no obligation to update the forward-looking statements in this filing.

ITEM 7.01 Regulation FD Disclosure

Ply Gem Industries, Inc. (“Ply Gem”) has commenced marketing of a $175.0 incremental first lien term loan (the “Incremental First Lien Term Loan”) and a $117.0 million second lien term loan facility (the “Second Lien Term Loan Facility”). The Incremental First Lien Term Loan is expected to be part of an amendment of Ply Gem’s existing senior secured credit facility (the “Amended First Lien Credit Facility”).

The proceeds of the Incremental First Lien Term Loan and the Second Lien Term Loan Facility will be used to fund Ply Gem’s previously announced proposed acquisition of Alcoa Home Exteriors, Inc. (the “Acquisition”).

Ply Gem will be the borrower under the Amended First Lien Credit Facility and the Incremental Second Lien Term Loan Facility. The indebtedness under the Amended First Lien Credit Facility and the Second Lien Term Loan Facility will be guaranteed by Ply Gem Holdings, Inc., all of Ply Gem’s domestic subsidiaries, and Alcoa Home Exteriors, Inc. and all of its subsidiaries (“AHE,” and together with Ply Gem Holdings, Inc. and Ply Gem’s domestic subsidiaries, the “Guarantors”). Ply Gem’s obligations under the Amended First Lien Credit Facility, and the guarantees of the Guarantors, will be secured by a first-priority security interest in substantially all of the assets (including equity interests) of Ply Gem and the Guarantors. Ply Gem’s obligations under the Second Lien Term Loan Facility, and the guarantees of the Guarantors thereunder, will be secured by a second-priority security interest in substantially all of the assets (including equity interests) of Ply Gem and the Guarantors. The lien securing the second Lien Term Loan Facility will be subordinated only to the lien securing the Amended First Lien Credit Facility.

The Incremental First Lien Term Loan will bear interest at LIBOR plus a fixed spread. The interest rate of existing term loan borrowings and the interest rate applicable to any borrowings under the revolving facility under the Amended First Lien Credit Facility will be reset to the same rate applicable to the Incremental First Lien Term Loan. The maturity of the Amended First Lien Credit Facility is not expected to change. Borrowings under the Second Lien Term Loan Facility will also bear interest at LIBOR plus a fixed spread. The Second Lien Term Loan Facility is expected to mature in five years.

Ply Gem expects that both the Amended First Lien Credit Facility and the Second Lien Term Loan Facility to require it to make mandatory prepayments of the Amended First Lien Credit Facility with certain funds, including:

•	the proceeds of asset sales, subject to certain reinvestment rights;

•	insurance proceeds, subject to certain reinvestment rights;

•	indebtedness, except for indebtedness permitted under the agreement; and

•	a portion of excess cash flow, subject to certain timing and other conditions.

The Incremental First Lien Term Loan is expected to be amortized at 1% per annum over the term of the loan, with the remainder payable at maturity. Ply Gem expects that the Second Lien Term Loan Facility will not be amortized at all. Ply Gem expects that any prepayments of the Second Lien Term Loan Facility will only be able to be made after the repayment of all amounts outstanding under the Amended First Lien Credit Facility (including the cancellation of the revolving credit facilities thereunder), and that any such prepayments within the first two years will be subject to a prepayment penalty.

Both the Amended First Lien Credit Facility and the Second Lien Term Loan Facility will contain affirmative and negative covenants customary for such financings, respectively, including limitations on liens, indebtedness, investments, dividends and restricted payments, and acquisitions and sales of assets. The Amended First Lien Credit Facility and Second Lien Term Loan Facility will also require Ply Gem to comply with financial covenants, including a minimum interest coverage ratio, a maximum total leverage ratio and maximum capital expenditures.

The Amended First Lien Credit Facility and the Second Lien Term Loan Facility are expected to contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change of control; dissolution; insolvency; bankruptcy events; material judgments and actual or asserted invalidity of the guarantees or security documents. Some of these events of default will allow for grace periods and materiality concepts.

The Incremental First Lien Term Loan and the Second Lien Term Loan Facility are expected to close in the fourth quarter of 2006 and will be subject to satisfactory documentation and other customary conditions.

In connection with the marketing of the Incremental First Lien Term Loan and the Second Lien Term Loan Facility, the following information regarding Ply Gem and AHE is being provided to potential lenders by Ply Gem:

The projected sources and uses of funds for the Acquisition are as follows:

Sources of Funds	$mm	Uses of Funds	$mm
Cash on Hand	$35.0	Acquisition	$305.0
Incremental First Lien Term Loan	$175.0	Fees and Expenses	$22.0
Second Lien Term Loan Facility	$117.0
Total Sources	$327.0	Total Uses	$327.0

AHE’s net sales and Adjusted EBITDA for the twelve months ended July 1, 2006, were $587.0 million and $43.5 million, respectively. Of AHE’s net sales for the twelve months ended July 1, 2006, vinyl siding accounted for approximately $331 million, or 57%, metal accessories accounted for approximately $202 million, or 34%, designer accents accounted for approximately $47 million, or 8% and decking and railing accounted for approximately $6 million, or 1%.

For the years ended December 31, 2003, 2004 and 2005, AHE had historical net sales of $527.0 million, $586.8 million and $574.2 million, respectively. For the years ended December 31, 2003, 2004 and 2005, and the twelve months ended July 1, 2006, AHE had gross profits of $98.7 million, $95.4 million, $95.2 million and $98.3 million, respectively, and gross profit margins of 18.7%, 16.3%, 16.6% and 16.9%, respectively. For the years ended December 31, 2003, 2004 and 2005, and the twelve months ended July 1, 2006, AHE had Adjusted EBITDA of $35.8 million, $31.6 million, $37.8 million and $43.5 million, respectively, and Adjusted EBITDA margins of 6.8%, 5.4%, 6.6% and 7.5%, respectively. For the years ended December 31, 2003, 2004 and 2005, and the twelve months ended July 1, 2006, AHE made capital expenditures of $11.9 million, $9.9 million, $7.9 million and $6.7 million, respectively, representing, as a percentage of net sales, 2.2%, 1.7%, 1.4% and 1.2%, respectively.

Ply Gem believes that the Acquisition will establish it as the largest U.S. vinyl siding manufacturer, with an estimated 29% market share, the second largest aluminum accessories manufacturer with an estimated 20% market share, and the second largest designer accents manufacturer with an estimated 12% market share. The Acquisition is expected to improve Ply Gem’s balance between new construction and remodeling sales. Following the Acquisition, Ply Gem believes it will have a leading position in a number of distribution channels.

Ply Gem Holdings’ net income for the twelve months ended July 1, 2006 was $23.9 million. Ply Gem Holdings’ Adjusted EBITDA for the twelve months ended July 1, 2006 was $137.2 million. A reconciliation of Ply Gem Holdings’ net income to Adjusted EBITDA for the twelve months ended July 1, 2006 is set forth below (in millions):

Net income for the twelve months ended July 1, 2006	23.9
Interest, Expense, net	60.6
Provision for income taxes	14.8
Depreciation and amortization	27.7
Non Cash (gain)/loss on currency transaction	(2.6)
Other Expense	2.8
Cumulative effect of accounting change	0.1
127.3

Pro Forma Adjustments:
AWC Holdings Company (Alenco) EBITDA for the period from July 1, 2005 through February 23, 2006	9.9

Adjusted EBITDA for the twelve months ended July 1, 2006	$137.2

Ply Gem Holdings’ Further Adjusted EBITDA for the twelve months ended July 1, 2006 was $148.2 million. A reconciliation of Ply Gem Holdings’ Adjusted EBITDA to Further Adjusted EBITDA is set forth below (in millions):

Ply Gem Holdings’ Adjusted EBITDA for the Twelve Months Ended July 1, 2006[1] Includes the results of Alenco for the full twelve month period.	$137.2
Caxton-Iseman Management Fee	2.6
84 Lumber Buyback	2.3
Plant Closure Cost - Sarver, Pennsylvania	2.2
Unrealized Alenco Synergies	2.0
Ply Gem Reorganization Adjustments (Kroy & Thermal-Gard)	0.7
Facility Start-up Costs	0.5
Ply Gem Great Lakes Window Lineal Savings	0.4
Ply Gem - Costs associated with CEO Change	0.3
MW Pension Savings	0.1
Ply Gem Further Adjusted EBITDA for the Twelve Months Ending July 1, 2006	$148.2

Ply Gem expects that the Acquisition will result in approximately $22.0 million of annual cost savings and synergies. These cost savings and synergies are described in the table below (in millions):

Strategic sourcing savings	$10.0
Capacity Utilization Improvement	4.0
Headcount reduction	5.0
Plan conversion cost improvement	3.0
Total Cost Savings	$22.0

In addition, Ply Gem expects that it will incur approximately $20.0 million of one time expenses in connection with the realization of these cost savings and synergies and the full integration of AHE and the transition of the Alcoa Home Exteriors brand.

After giving effect to the Acquisition and $22 million of expected synergies and cost savings (discussed above), for the twelve months ended July 1, 2006, Ply Gem estimates that its Further Adjusted Pro Forma EBITDA would be approximately $213.7 million, pro forma cash interest expense would be $92.2 million and pro forma capital expenditures would be approximately $30.5 million.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

Dated: October 2, 2006	By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary